SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549



                                    FORM 8-K



                             Current Report Pursuant
                          to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934



    Date of report (Date of earliest event reported)        April 10, 2000
                                                        ------------------------



                               UNOCAL CORPORATION
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             (Exact name of registrant as specified in its charter)



                                    Delaware
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                 (State or Other Jurisdiction of Incorporation)



    1-8483                                   95-3825062
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(Commission File Number)                (I.R.S. Employer Identification No.)



2141 Rosecrans Avenue, Suite 4000, El Segundo, California         90245
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(Address of Principal Executive Offices)                       (Zip Code)



                                 (310) 726-7600
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              (Registrant's Telephone Number, Including Area Code)

Item 5.      Other Events.
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The company's  subsidiary,  Unocal Canada Resources (Unocal Canada),  intends to
make  a  conditional   offer  of  Canadian   dollar  10.10  per  share  for  the
approximately 21.9 million shares, or approximately 52 percent, of Calgary-based Northrock Resources Ltd. (Northrock) that Unocal Canada does not already own. Unocal Canada currently owns 19.6 million shares, or approximately 48 percent, of Northrock, which were acquired in transactions that closed in May and December of 1999.

Unocal Canada has proposed making this offer with the consent of, and in full cooperation with, Northrock. The offer to be made for the remaining shares of Northrock will be subject to certain conditions including obtaining all required regulatory approvals and a minimum of 90 percent of the Northrock shares not already owned by Unocal Canada being tendered to the offer.

Various conditions will have to be satisfied before the offer is made, including the Northrock board of directors recommending acceptance of the offer to the shareholders of Northrock and consenting to Unocal Canada making the offer, Northrock and Unocal Canada entering into a definitive support agreement regarding the offer, and Unocal's board approving the making of the offer.

The company does not expect that the board of Northrock will decide whether to recommend acceptance of the offer until it has received and considered a valuation from an independent appraiser. Accordingly, the company does not expect to mail the offer documents to Northrock shareholders until early May.

Forward looking statements regarding commercial acquisition activities in this filing are based on assumptions concerning market, operational, competitive, regulatory, environmental, and other considerations. Actual results could differ materially as a result the foregoing and other factors as outlined in Unocal's 1999 Form 10-K

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.



                                                UNOCAL CORPORATION
                                                (Registrant)





Date:  April 12, 2000                        By:  /s/ JOE D. CECIL
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                                                Joe D. Cecil
                                                Vice President and Comptroller

                                      -2-